As filed with the Securities and Exchange Commission on March 8, 2007

Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

COMMTOUCH SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

	Israel (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

	1A Hazaron Street Poleg Industrial Park, P.O. Box 8511 Netanya, 42504, Israel (Address of principal executive offices)	N/A (Zip Code)

Commtouch Software Ltd. Amended and Restated 1999 Nonemployee Directors Stock Option Plan, Amended and Restated 1996 CSI Stock Option Plan, Amended and Restated Israeli Share Option Plan and 2006 U.S. Stock Option Plan

(Full title of the plans)
Ron Ela Chief Financial Officer Commtouch Software Ltd. c/o Commtouch Inc. 292 Gibraltar Drive, Suite 107 Sunnyvale, CA 94089 (Name and Agent for Service)
(650) 864-2000 (Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Gary Davis General Counsel & Secretary Commtouch Inc. 292 Gibraltar Drive, Suite 107 Sunnyvale, CA 94089 Tel: (650) 864-2000 Fax: (650) 864-2006	Aaron M. Lampert Naschitz, Brandes & Co. 5 Tuval Street Tel Aviv 67897 Israel Tel: 972-3-623-5000 Fax: 972-3-623-5005	Nathaniel M. Cartmell III Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, California 94120 (415) 983-1000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares Issuable Under Amended and Restated 1996 CSI Stock Option Plan, Amended and Restated Israeli Share Option Plan and the Commtouch Software Ltd. 2006 U.S. Stock Option Plan, NIS 0.05 Nominal Value

	2,394,000	$1.335	$3,195,990	$98.11(4)
	250,00	$1.07	$267,500	$8.21
	125,000	$1.27	$158,750	$4.87
	231,000	$1.04	$240,240	$7.38
	6,460,000	$0.39	$2,519,400	$319.21(5)
	5,000,000	$41.81	$209,050,000	$55,189.20(6)

Ordinary Shares Issuable Under Amended and Restated 1999 Nonemployee Directors Stock Option Plan, NIS 0.05 Nominal Value
	1,500,000	$1.335	$2,002,500	$61.48(4)
	202,500	$0.46	$93,150	$11.80(5)
	600,000	$0.28	$168,000	$21.29(5)
	100,000	$0.12	$12,000	$1.52(5)
	325,000	$0.82	$266,500	$33.76(5)
	562,500	$0.39	$219,375	$27.79(5)
	250,000	$0.57	$142,500	$35.63(7)
	250,000	$41.81	$10,452,500	$2,759.46(6)

Totals
	18,250,000	N/A	N/A	$58,579.71

(1)	The securities to be registered include options and rights to acquire Ordinary Shares.

(2)

Pursuant to Rule 416(a) and (b) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding ordinary shares. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-94995 (filed January 20, 2000) and Registration No. 333-65532 (filed July 20, 2001) are incorporated by reference.

(3)

Represents the applicable proposed maximum offering price per share determined in accordance with Rule 457 at the time the registration statement, or post-effective amendment to registration statement, on Form S-8 relating to such shares was previously filed with the Securities and Exchange Commission.

(4)

The price is estimated solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices as reported for an ordinary share on the Nasdaq Capital Market on March 5, 2007 pursuant to Rule 457(h)(1) and 457(c). Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum aggregate offering price of all the securities listed in the above Table.

(5)	Filing fee previously paid on July 27, 2004 in connection with the filing of a post effective amendment to registration statement on Form S-8 relating to these shares.

(6)	Filing fee previously paid on January 20, 2000 in connection with the filing of a registration statement on Form S-8 relating to these shares.

(7)	Filing fee previously paid on July 20, 2001 in connection with the filing of a registration statement on Form S-8 relating to these shares.

____________________

 The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

______________

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act, the prospectus that is a part of this Registration Statement will be used in connection with the offer and sale of Ordinary Shares of the Registrant previously registered under the Registrant’s Registration Statements on Form S-8 (Registration Nos. 333-94995 and 333-65532).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Program Annual Information.*

*            Note: The document(s) containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2005;

(b)          Our report on Form 6-K filed on May 19, 2006, containing the Registrant’s press release of May 10, 2006 covering financial results of the Registrant for the first quarter of 2006;

(c)          Our report on Form 6-K filed on August 14, 2006, containing the Registrant’s press release of August 2, 2006 covering financial results of the Registrant for the second quarter of 2006;

(d)          Our report on Form 6-K filed on November 3, 2006, containing the Registrant’s press release of November 1, 2006 covering financial results of the Registrant for the third quarter of 2006;

(e)          Our report on Form 6-K filed on February 22, 2007, containing the Registrant’s press release of February 14, 2007 covering financial results of the Registrant for the fourth quarter and fiscal year ended December 2006;

(f)          The description of our ordinary shares contained in the registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effectiveamendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this registration statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in this registration statement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the ordinary shares offered hereby is being passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and the firm itself, beneficially own, in the aggregate, 15,000 of our ordinary shares.

Item 6.	Indemnification of Directors and Officers.

The Israel Companies Law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her duty of loyalty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an office holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an office holder.

Moreover, a company can indemnify an office holder for (a) any monetary liability imposed upon such an office holder for the benefit of a third party pursuant to a court judgment, including a settlement or an arbitrator’s decision, confirmed by a court, (b) reasonable legal costs, including attorney’s fees, expended by an office holder as a result of an investigation or proceeding instituted against the office holder by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against the office holder and either i) no financial liability was imposed on the office holder in lieu of criminal proceedings or ii) financial liability was imposed on the office holder in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent, and (c) reasonable litigation expenses, including legal fees, actually incurred by such an office holder or imposed upon the office holder by a court order, in a proceeding brought against the office holder by or on behalf of the company or by others, or in a criminal action in which he was acquitted, or in a criminal action which does not require proof of criminal intent in which he was convicted. The Companies Law further provides that the indemnification provision in a company’s articles of association (i) may be an obligation to indemnify in advance, provided that, other than litigation expenses, it is limited to events the board of directors can foresee in light of the company’s actual activities when providing the obligation and that it is limited to a sum or standards the board of directors determines is reasonable in the circumstances, and (ii) may permit the company to indemnify an officer or a director after the fact.

Furthermore, a company can, with one limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

All of these provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify or exculpate an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of (i) a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, in which case the company is permitted to indemnify and provide insurance to but not to exculpate; (ii) an intentional or reckless breach by the officer or director of the duty of care, other than if solely done in negligence; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied or forfeit against the director or officer.

Our Articles of Association allow us to insure, exculpate and indemnify office holders to the fullest extent permitted by law provided such insurance, exculpation or indemnification is approved in accordance with the Israel Companies Law. We have acquired directors’ and officers’ liability insurance covering the officers and directors of Commtouch and its subsidiaries for certain claims. In addition, we entered into an undertaking to indemnify our directors in connection with a shareholder–instigated class action lawsuit, subject to certain limitations, and this undertaking was ratified by shareholders (as this lawsuit has been settled, it is not anticipated that this undertaking will result in any liability to us). Further, at the annual meeting of shareholders held on November 18, 2002, the shareholders approved a form of indemnification, exculpation and insurance agreement that is applicable to all of our directors. The form of this agreement, as well as related provisions in our Amended and Restated Articles of Association, were amended at the annual meeting of shareholders held on December 30, 2005.

  Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law. With respect to all proceedings other than shareholder derivative actions, Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit No.	Description

5.1	Opinion of Naschitz, Brandes & Co.
23.1	Consent of independent auditors.
23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).
24.1	Power of Attorney.
99.1	Amended and Restated Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan.
99.2	Commtouch Software Ltd. Amended and Restated 1996 CSI Stock Option Plan.
99.3	Commtouch Software Ltd. Amended and Restated Israeli Share Option Plan.
99.4	Commtouch Software Ltd. 2006 U.S. Stock Option Plan.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Netanya, State of Israel, on the 8th day of March, 2007.

COMMTOUCH SOFTWARE LTD.

By:	/s/ Ron Ela

Ron Ela
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board Directors	March 8 , 2007

Gideon Mantel

/s/ Ron Ela	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 8 , 2007

Ron Ela

*	Director	March 8 , 2007

Orna Berry

*	Director	March 8 , 2007

Amir Lev

*	Director	March 8 , 2007

Aviv Raiz

*	Director	March 8 , 2007

Ofer Segev

*	Director	March 8 , 2007

Nahum Sharfman

*	Director	March 8 , 2007

Lloyd E. Shefsky

*/s/ Ron Ela	Attorney-In-Fact and Authorized U.S. Representative	March 8 , 2007

Ron Ela

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Naschitz, Brandes & Co.
23.1	Consent of independent auditors.
23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).
24.1	Power of Attorney.
99.1	Amended and Restated Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan.
99.2	Commtouch Software Ltd. Amended and Restated 1996 CSI Stock Option Plan.
99.3	Commtouch Software Ltd. Amended and Restated Israeli Share Option Plan.
99.4	Commtouch Software Ltd. 2006 U.S. Stock Option Plan.